SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

Waste Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1001 Fannin Street, Suite 4000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF WASTE MANAGEMENT, INC.

Date and Time:

May 13, 2011 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center
Waste Management, Inc.
1021 Main Street
Houston, Texas 77002

Purpose:

•	To elect eight directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

•	To vote on a proposal to amend our By-laws to allow stockholders who have held at least a 25% net long position in our Common Stock for one year to call special stockholder meetings; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 16, 2011 may vote at the meeting.

Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

LINDA J. SMITH
Corporate Secretary

March 30, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2011: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://www.wm.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Our Board of Directors is soliciting your proxy for the 2011 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 30, 2011, we sent an electronic notice of how to access our proxy materials, including our Annual Report, to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 30, 2011, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 16, 2011.

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 475,145,633 shares of Common Stock outstanding and entitled to vote as of March 16, 2011.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting	Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote, except with respect to proposal 4, the frequency of the advisory vote on executive compensation, the alternative receiving a majority of the votes cast — every year, every two years or every three years — will be the frequency that stockholders approve. If none of the frequency alternatives receive a majority of the votes cast, the alternative receiving the greatest number of votes cast will be the frequency that stockholders approve.

Effect of Abstentions and Broker Non-Votes	Abstentions will have no effect on the election of directors or the frequency of the advisory vote on executive compensation. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by your broker and you do not give voting instructions, your broker will be entitled to vote your shares in its discretion for the ratification of our independent registered public accounting firm and for the amendment to our By-laws. For the election of directors and each of the executive compensation proposals, your shares will be treated as broker non-votes, which are not entitled to vote on such matters. Thus, absent voting instructions from you, your broker will not be able to vote your shares for the election of directors and will not be able to vote on the executive compensation proposals. A broker non-vote will be counted for purposes of a quorum but will have no effect on the outcome of the vote.

Voting Instructions	You may receive more than one proxy card depending on how you hold your shares. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

• FOR our director candidates;

• FOR the ratification of the independent registered public accounting firm;

• FOR approval of our executive compensation;

• FOR conducting future advisory votes on executive compensation annually; and

• FOR the proposal to amend our By-laws to allow stockholders to call special stockholder meetings.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person	Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice. There will be no presentations.

Stockholder Proposals for the 2012 Annual Meeting	Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2012 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 30, 2011 and no earlier than October 31, 2011. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2012 Annual Meeting.

Expenses of Solicitation	We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2011 Annual Meeting for a fee of approximately $15,000 plus associated costs and expenses.

Annual Report	A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our financial statements for fiscal year 2010, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

Our Board of Directors currently has eight members. Each member of our Board is elected annually. Mr. Pope is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. The separation of the roles occurred in connection with our Board of Directors’ succession planning for the retirement of A. Maurice Myers, our then Chairman, Chief Executive Officer and President. At that time, our Board decided that when Mr. Myers retired, the Company should appoint separate individuals to serve as Chairman and as Chief Executive Officer.

We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders. Over the past several years, the demands made on boards of directors have been ever increasing. This is in large part due to increased regulation under federal securities laws, national stock exchange rules and other federal and state regulatory changes. More recently, on-going market challenges and economic conditions have increased the demands made on boards of directors. The Non-Executive Chairman’s responsibilities include leading full Board meetings and executive sessions, as well as ensuring best practices and managing the Board function. The Board named Mr. Pope Chairman of the Board due to his tenure with and experience and understanding of the Company, as well as his vast experience on public company boards of directors.

The separation of the positions allows Mr. Pope to focus on management of Board matters and allows our Chief Executive Officer to focus his attention on managing our business. Additionally, we believe the separation of those roles ensures the independence of the Board in its oversight role of critiquing and assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

The Board of Directors and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning. At each of these meetings, our President and Chief Executive Officer; Chief Financial Officer; and General Counsel are asked to report to the Board and, when appropriate, specific committees. Additionally, other members of management and employees are requested to attend meetings and present information, including those responsible for our Internal Audit, Environmental Audit, Human Resources, Government Affairs, Risk Management, Safety and Accounting functions. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Mr. Pope, as Non-Executive Chairman, facilitates communications with the Board of Directors as a whole and is integral in initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee, and committee chairs report to the full Board. These practices ensure that all issues affecting the Company are considered in relation to each other and by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

The Company also initiated an enterprise risk management process several years ago, which is coordinated by the Company’s Internal Audit department, under the supervision of the Company’s Chief Financial Officer. This process initially involved the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Included was a self-assessment survey completed by senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between their and their direct reports’ responses. The information gathered was tailored to coordinate with the Company’s strategic planning process such that the risks could be categorized in a manner that identified the specific Company strategies that may be jeopardized and plans could be developed to address the risks to those strategies. The Company then conducted an open-ended survey aligned with the objectives of the Company’s strategic goals with several individuals with broad risk management and/or risk oversight responsibilities. Included in the survey was the identification of the top concerns, assessment of their risk impact and probability, and identification of the responsible risk owner. Finally, a condensed survey of top risks was completed by approximately 200 senior personnel to validate the risks and the risk rankings.

The results of these efforts were reported to the Board of Directors, which is responsible for overseeing the design of the risk management process. Since its implementation, regular updates are given to the Board of Directors on all Company risks. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Board Members

The Board of Directors has determined that each of the following seven non-employee director candidates is independent in accordance with the New York Stock Exchange listing standards:

Pastora San Juan Cafferty
Frank M. Clark, Jr.
Patrick W. Gross
John C. Pope
W. Robert Reum
Steven G. Rothmeier
Thomas H. Weidemeyer

Mr. Steiner is an employee of the Company and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that are prohibited in order for the non-employee director to be deemed independent. In addition to these categorical standards, our Board makes a subjective determination of independence considering relevant facts and circumstances. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company’s subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and that there are no other relationships that would affect independence.

Meetings and Board Committees

Last year the Board held eight meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he served. In addition, all directors attended the 2010 Annual Meeting of Stockholders. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three separate standing committees: the Audit Committee; the Management Development and Compensation Committee (the “MD&C Committee”); and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee, as described below.

The Audit Committee

Mr. Gross has been the Chairman of our Audit Committee since May 2010. The other members of our Audit Committee are Ms. Cafferty and Messrs. Clark, Pope, Reum and Rothmeier. Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees. Our Audit Committee held eight meetings in 2010.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Board of Directors has determined that Mr. Gross, Mr. Rothmeier and Mr. Pope are Audit Committee financial experts for purposes of the SEC’s rules based on a thorough review of their education and financial and public company experience.

Mr. Gross was a founder of American Management Systems where he was principal executive officer for over 30 years. He has served as Chairman of The Lovell Group, a private investment and advisory firm, since 2001. Mr. Gross holds an MBA from the Stanford University Graduate School of Business, a master’s degree in engineering science from the University of Michigan and a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute. Mr. Gross serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Great Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on one public company audit committee in addition to ours.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years combined in CFO positions at American Airlines and United Airlines. He has a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on two public company audit committees in addition to ours.

Ms. Cafferty serves on one additional public company audit committee in addition to ours. Neither Mr. Clark nor Mr. Reum currently serves on the audit committees of other public companies.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

•	Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of internal controls over financial reporting; and

•	Review CEO and CFO certifications related to our reports and filings.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•	First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2010, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2010, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

•	Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2010, and consolidated statements of income, cash flows and equity for the fiscal year ended December 31, 2010, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2010. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2011.

The Audit Committee of the Board of Directors

Patrick W. Gross, Chairman
Pastora San Juan Cafferty
Frank M. Clark, Jr.
John C. Pope
W. Robert Reum
Steven G. Rothmeier

The Management Development and Compensation Committee

Mr. Reum has served as the Chairman of our MD&C Committee since May 2004. The other members of the Committee are Messrs. Clark, Pope, Rothmeier and Weidemeyer. Each member of our MD&C Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The MD&C Committee met seven times in 2010.

Our MD&C Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The MD&C Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the MD&C Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the MD&C Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the MD&C Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the MD&C Committee, see the Compensation Discussion and Analysis on page 22.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 22, with management. Based on the review and discussions, the MD&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation
Committee of the Board of Directors

W. Robert Reum, Chairman
Frank M. Clark, Jr.
John C. Pope
Steven G. Rothmeier
Thomas H. Weidemeyer

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Clark, Pope, Reum, Rothmeier and Weidemeyer served on the MD&C Committee. No member of the MD&C Committee was an officer or employee of Waste Management during 2010; no member of the MD&C Committee is a former officer of the Company; and during 2010, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or MD&C Committee. Mr. Pope entered into two open market transactions involving publicly traded debt of the Company, which are described below, under “Related Party Transactions.”

The Nominating and Governance Committee

Ms. Cafferty has served as the Chairperson of our Nominating and Governance Committee since May 2008. The other members of the Committee include Messrs. Gross, Pope and Weidemeyer. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2010, the Nominating and Governance Committee met four times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend directors to serve as committee chairs;

•	Review individual director’s performance in consultation with the Chairman of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods; the Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates.

For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Committee uses a matrix of functional and industry experiences to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and an outside consultant.

The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 31, 2011 and November 30, 2011.

Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors’ and officers’ indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The General Counsel will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

•	the terms of the related party transaction are fair to the Company and such terms would be reasonable in an arms-length transaction;

•	there are business reasons for the Company to enter into the related party transaction;

•	the related party transaction would impair the independence of any non-employee director;

•	the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	the related party transaction is material to the Company or the individual.

Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

The Nominating and Governance Committee’s consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings.

The following transactions considered by the Nominating and Governance Committee did not constitute related party transactions under our policy because the ownership of the debt securities was less than 2% of the outstanding principal amount of the series; however, we are disclosing them in accordance with SEC requirements:

In 2008, Mr. Steiner, President, Chief Executive Officer and a Director, purchased $300,000 principal amount of the Company’s 6.10% Senior Notes due March 2018 in an open-market transaction. Interest payments on the notes are made on March 15 and September 15 of each year, with the final interest payment made at maturity on March 15, 2018. In 2010, Mr. Steiner received interest payments in the amount of $18,300.

In 2009, Mr. Pope, Non-Executive Chairman of the Board, purchased an aggregate of $600,015 of our tax-exempt bonds in open-market transactions. Although he no longer owns such bonds, in 2010 he received interest payments on account of the bonds in the amount of $14,450. In 2010, Mr. Pope purchased an aggregate of $400,000 of our tax-exempt bonds in open-market transactions. Mr. Pope purchased $200,000 of such bonds in each of the remarketings that occurred in March 2010 and December 2010 when the interest rates were set at 2.875% and 2.65%, respectively. Mr. Pope received $2,875 in interest related to the bonds purchased in March 2010 and will receive future interest payments in accordance with the terms of the bonds.

The Company is not aware of any other transactions that would require disclosure.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Gross and Mr. Weidemeyer. The Special Committee held no meetings in 2010.

Board of Directors Governing Documents

Stockholders may obtain copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the MD&C Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing the “Corporate Governance” section of the “Investor Relations” page on our website at http://www.wm.com.

Non-Employee Director Compensation

Our non-employee director compensation program consists of equity awards and cash consideration. Compensation for directors is recommended annually by the Nominating and Governance Committee with the assistance of an independent third-party consultant, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Equity Compensation

Non-employee directors receive an annual grant of shares of Common Stock under the Company’s 2009 Stock Incentive Plan. There are no restrictions on the shares; however, non-employee directors are subject to ownership guidelines that establish a minimum ownership standard and require that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The grant of shares is made in two equal installments and the number of shares issued is based on the market value of our Common Stock on the dates of grant, which are January 15 and July 15 of each year. In January 2010, the total annual equity grant to non-employee directors was valued at $110,000 and each director received a grant valued at $55,000 on January 15, 2010. In July 2010, the value of the annual grant was increased to $130,000 and, as a result, the grants to directors on July 15, 2010 were valued at $65,000. In addition to the annual grant, Mr. Pope receives a grant of shares valued at $100,000 for his service as Non-Executive Chairman of the Board, which is also awarded in two equal installments on January 15 and July 15 of each year. The grant date fair value of the awards is equal to the number of shares issued times the market value of our Common Stock on that date; there are no assumptions used in the valuation of shares.

Cash Compensation

All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair. Directors do not receive meeting fees in addition to the retainers. The cash retainers are payable in two equal installments in January and July of each year. The payments of the retainers for each six-month period are not pro-rated, nor are they subject to refund. In July 2010, the Board increased the annual cash retainer for Board service and discontinued the cash retainers for committee service, other than for the committee chairs. The table below sets forth the cash retainers as of January 1, 2010 and as they are currently, after the July 2010 increase:

	January 1, 2010	July 1, 2010

Annual Retainer	$90,000	$105,000
Annual Chair Retainers	$100,000 for Non-Executive Chairman	No change
	$25,000 for Audit Committee Chair	No change
	$20,000 for MD&C Committee Chair	No change
	$15,000 for Nominating and Governance Committee Chair	No change
Other Annual Retainers	$5,000 for Audit Committee service (other than Chair)	No retainer
	$4,000 for MD&C Committee service (other than Chair)	No retainer

The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2010 in accordance with the descriptions set forth above:

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(2)	($)

John C. Pope, Chairman of the Board	202,000	220,000	—	422,000
Pastora San Juan Cafferty	115,000	120,000	—	235,000
Frank M. Clark, Jr.	102,000	120,000	—	222,000
Patrick W. Gross	112,500	120,000	—	232,500
W. Robert Reum	120,000	120,000	—	240,000
Steven G. Rothmeier	112,000	120,000	—	232,000
Thomas H. Weidemeyer	99,500	120,000	—	219,500

(1)	Amounts in this column represent the grant date fair value of stock awards granted in 2010, in accordance with ASC Topic 718.

(2)	The table below shows the number of stock options held by each of our non-employee directors as of December 31, 2010. The options are all fully vested based on their initial terms and all expire ten years from date of grant. We have not granted any stock options to our non-employee directors since 2002.

		No. of
		Securities
		Underlying	Option
		Unexercised	Exercise
Name	Grant Date	Options	Price ($)

John C. Pope	01/02/2002	10,000	30.24
Pastora San Juan Cafferty	01/02/2002	10,000	30.24
Steven G. Rothmeier	01/02/2002	10,000	30.24

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of eight directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. Our By-laws provide that if any director nominee does not receive more than 50% of the votes cast for his election, he will tender his resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications we considered when inviting them to join our Board as well as nominating them for re-election. We believe that, as a general matter, our directors’ past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered; however, we have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.

Director Nominees

Director	Qualifications

Pastora San Juan Cafferty, 70 Director since 1994
Professor Emerita — University of Chicago since June 2005; Professor — University of Chicago from 1985 to 2005; and faculty member from 1971 to 2005.

Director of Integrys Energy Group, Inc., or one of its predecessors, since 1988.

Director of Harris Financial Corporation, a private corporation, since 1997.

Director of Kimberly Clark Corporation from 1976 to 2007.
Ms. Cafferty has significant expertise in areas of public policy, strategic planning, and government and community relations through her 34-year professorship with the University of Chicago, as well as her experience serving on public boards and committees at the federal, state and local levels. Additionally, she has served as a director on multiple public company boards and brings over 30 years of board experience to the Company.

Director	Qualifications

Frank M. Clark, Jr., 65 Director since 2002
Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) since November 2005; President — ComEd from 2001 to November 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2001 to 2004.

Director of Harris Financial Corporation, a private corporation, since 2005.

Director of Aetna, Inc. since 2006.
Mr. Clark has served in executive positions at a large public utility company for several years, providing him with extensive experience and knowledge of large company management, operations and business critical functions. He also brings over eight years of experience as a member of a public company board of directors.

Patrick W. Gross, 66 Director since 2006
Chairman of The Lovell Group (private investment and advisory firm) since October 2001.

Director of Capital One Financial Corporation since 1995.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Taleo Corporation since 2006.

Director of Rosetta Stone, Inc. since 2009.

Director of Computer Network Technology Corporation from 1997 to 2006.

Director of Mobius Management Systems, Inc. from 2002 to 2007.
Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was principal executive officer for over 30 years. As a result, he has extensive experience in applying information technology and advanced data analytics in global companies. He also brings over 30 years of experience as a director on public company boards of directors.

John C. Pope, 62 Non-Executive Chairman of the Board since 2004; Director since 1997
Chairman of the Board — PFI Group (private investment firm) since July 1994.

Director of R.R. Donnelley & Sons Company, or predecessor companies, since 1996.

Director of Dollar Thrifty Automotive Group, Inc. since 1997.

Director of Kraft Foods, Inc. since 2001.

Director of Con-way, Inc. since 2003.

Director of Federal Mogul Corporation from 1987 to 2007.
Prior to his current service on the boards of multiple major corporations, Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies. His background, education and board service also provide him with expertise in finance and accounting. Mr. Pope has over 30 years experience as a director on public company boards.

Director	Qualifications

W. Robert Reum, 68 Director since 2003
Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.	Mr. Reum has served as the chief executive of a private diversified manufacturing company for ten years. He also served as Chairman, President and Chief Executive Officer of The Interlake Corporation, a public diversified metal products company, from 1991 to 1999. As a result, he has extensive management experience within a wide range of business functions. Mr. Reum also brings over 15 years of experience as a director on public company boards.

Steven G. Rothmeier, 64 Director since 1997
Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

Director of Precision Castparts Inc. since 1994.

Director of ArvinMeritor, Inc. since 2004.

Director of GenCorp, Inc. from 2000 to 2006.
Mr. Rothmeier served in executive operational and financial positions at a large airline company for several years. He also has many years of experience as an executive of asset management, venture capital and merchant banking firms. His experience and background provide him with a broad range of expertise in public company issues. Mr. Rothmeier brings almost 30 years of experience as a director of a wide range of public companies.

David P. Steiner, 50 Chief Executive Officer and Director since 2004; President since June 2010
Executive Vice President and Chief Financial Officer from April 2003 to March 2004. Director of Tyco Electronics Corporation since 2007. Director of FedEx Corporation since 2009.	Mr. Steiner is our President and Chief Executive Officer and, in that capacity, brings extensive knowledge of the details of our Company and its employees, as well as the front-line experiences of running our Company, to his service as a member of our Board. Mr. Steiner also brings his experience as a director of other major public companies.

Thomas H. Weidemeyer, 63 Director since 2005
Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated since 2007.
Mr. Weidemeyer served in executive positions at a large public company for several years. His roles encompassed significant operational management responsibility, providing him knowledge and experience in an array of functional areas critical to large public companies. Mr. Weidemeyer also has over 10 years of experience as a director on public company boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEE DIRECTORS.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors that require each director to hold Common Stock or share-based instruments valued at five times his annual cash retainer, based on a $30.00 stock price. Non-employee directors other than Mr. Pope currently are required to hold 17,500 shares and Mr. Pope currently is required to hold approximately 34,200 shares. Directors have five years from the later of the date they join the Board or the effective date of an increase in the holding requirements to attain the required level of ownership. Ms. Cafferty, Mr. Pope and Mr. Clark have reached their required levels of ownership. The remaining non-employee directors have until July 2015 to reach their required level of ownership.

Our executive officers, including Mr. Steiner, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis on page 34 of this Proxy Statement.

The Stock Ownership Table below shows how much Common Stock each director nominee and each executive officer named in the Summary Compensation Table on page 37 owned as of March 16, 2011, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. The table also includes information about restricted stock units, stock options and phantom stock granted under various compensation and benefit plans. We did not include information about performance share units granted to executive officers under our incentive compensation plans. Performance share units are settled in shares of our Common Stock based on the Company’s achievement of certain financial performance objectives during a three-year performance period. The actual number of shares the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of performance share units granted. Since the number of shares, if any, that will ultimately be issued pursuant to the performance share units is not known, we have excluded them from the table.

These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Stock Ownership Table

			Shares of Common
	Shares of Common		Stock Covered by	Phantom
Name	Stock Owned		Exercisable Options	Stock(1)

Pastora San Juan Cafferty	24,813		10,000	0
Frank M. Clark, Jr.	18,027		0	0
Patrick W. Gross	11,691		0	0
John C. Pope(2)	38,481		10,000	0
W. Robert Reum	16,654		0	0
Steven G. Rothmeier	17,462		10,000	0
Thomas H. Weidemeyer	13,668		0	0
David P. Steiner	386,909		699,345	24,676
Lawrence O’Donnell, III	283,325	(3)	0	0
Robert G. Simpson	110,101		207,613	0
Jeff M. Harris	34,799		12,914	0
James E. Trevathan	107,609		267,914	0
Duane C. Woods(4)	70,861		100,914	4,083
All directors and executive officers as a group (25 persons)	1,430,819	(5)	1,857,167	51,300

(1)	Executive officers may choose a Waste Management stock fund as an investment option under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 42. Interests in the fund are considered phantom stock because they are equal in value to shares of our

Common Stock. Phantom stock receives dividend equivalents, in the form of additional phantom stock, at the same time that holders of shares of Common Stock receive dividends. The value of the phantom stock is paid out, in cash, at a future date elected by the executive. Phantom stock is not considered as equity ownership for SEC disclosure purposes; we have included it in this table because it represents an investment risk in the performance of our Common Stock.

(2)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.

(3)	Common Stock ownership is as of June 30, 2010, Mr. O’Donnell’s date of departure from the Company.

(4)	The number of shares owned by Mr. Woods includes 125 shares held by his children and 185 shares held by his wife’s IRA.

(5)	Included in the “All directors and executive officers as a group” are 12,668 restricted stock units held by our executive officers not named in the table. Restricted stock units were granted to the executive officers under our 2009 Stock Incentive Plan. The restricted stock units will be paid out in shares of our Common Stock upon vesting, subject to forfeiture in certain circumstances.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows information for stockholders known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 16, 2011.

	Shares Beneficially
	Owned
Name and Address	Number		Percent(1)

Capital World Investors	70,001,400	(2)	14.7
333 South Hope Street
Los Angeles, CA 90071
Maori European Holding, S.L. (formerly known as Riofisa Holdings, S.L.)	32,653,680	(3)	6.9
Arbea Campus Empresarial
Edificio 5 Carretera de Fuencarral a Alcobendas M 603
Km 3’800 Alcobendas (Madrid) Spain
William H. Gates III	27,894,579	(4)	5.9
One Microsoft Way
Redmond, WA 98052
Wellington Management Company, LLP	23,990,195	(5)	5.0
280 Congress Street
Boston, MA 02210

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 16, 2011.

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2011. Capital World Investors reports that it is deemed to be the beneficial owner of 41,886,400 shares of Common Stock as a result of acting as investment adviser to various investment companies. Additionally, The Income Fund of America reports that it is the beneficial owner of 28,115,000 shares of Common Stock, but has delegated voting authority for all such shares to Capital World Investors. Capital World Investors disclaims beneficial ownership of all shares.

(3)	This information is based on a Schedule 13G filed with the SEC on June 30, 2008, which is the most recent Schedule 13G this investor has filed with respect to ownership of our Common Stock.

(4)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2011. Mr. Gates reports that he has sole voting and dispositive power over 9,260,907 shares of Common Stock held by Cascade Investment, L.L.C., as the sole member of such entity. Additionally, the Schedule 13G/A reports that Mr. Gates and Melinda French Gates share voting and dispositive power over 18,633,672 shares of Common Stock beneficially owned by Bill & Melinda Gates Foundation Trust.

(5)	This information is based on a Schedule 13G filed with the SEC on February 14, 2011. Wellington Management Company reports that it may be deemed to be the beneficial owner of 23,990,195 shares of Common Stock in its capacity as investment adviser.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange.

Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2010, except that, due to an error by our plan administrator, each of Mr. Aardsma, Senior Vice President, Sales and Marketing, and Mr. Rush, Senior Vice President, Organic Growth, was late in filing a Form 4 to report the acquisition of phantom stock under the Company’s 409A Deferral Savings Plan.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 16, their ages and business experience for the past five years.

Name	Age	Positions Held and Business Experience for Past Five Years

David A. Aardsma	54	• Senior Vice President, Sales and Marketing since January 2005.
Puneet Bhasin	48	• Senior Vice President and Chief Information Officer since December 2009.
		• Senior Vice President — Global Product & Technology, Monster Worldwide (provider of global online employment solutions) from April 2005 to November 2009.
Barry H. Caldwell	50	• Senior Vice President — Government Affairs and Corporate Communications since September 2002.
Grace M. Cowan	52
•   Senior Vice President — Customer Experience since January 2011.

•   Senior Vice President — Customer Service, Operations, CNO Financial Group Inc. (insurance holding company) from October 2008 to December 2010.

•   Senior Vice President — National Practice Leader U.S., Aon Corporation (provider of risk management services, insurance and reinsurance brokerage and human resources consulting and outsourcing services) from June 2008 to October 2008.

•   Senior Vice President — Customer Service, Underwriting Operations, MetLife, Inc. (global provider of insurance, annuities and employee benefit programs) from 2000 to 2008.

Patrick J. DeRueda	49	• President, WM Recycle America, L.L.C., a wholly-owned subsidiary of the Company, since March 2005.
Brett W. Frazier	56	• Senior Vice President — Eastern Group since June 2007.
		• Vice President — Collections Operation Support from February 2006 to June 2007.
		• Vice President — Operations Improvement from November 2005 to February 2006.
Jeff M. Harris	56	• Senior Vice President — Midwest Group since April 2006.
		• Area Vice President — Michigan Market Area from April 2000 to April 2006.
Cherie C. Rice	48	• Vice President — Finance since May 2004, and Treasurer since January 2004.
Greg A. Robertson	57	• Vice President and Chief Accounting Officer since March 2004.
Michael J. Romans	60	• Senior Vice President, People since January 2007.
		• Senior Vice President — Human Resources, The St. Joe Company (real estate operating company) from May 2006 to January 2007.
		• Senior Vice President — Human Resources, Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from December 2004 to March 2006.

Name	Age	Positions Held and Business Experience for Past Five Years

Carl V. Rush, Jr	55	• Senior Vice President — Organic Growth since December 2010. • Vice President — Organic Growth from January 2006 to December 2010.
Robert G. Simpson	59	• Senior Vice President and Chief Financial Officer since March 2004.
James E. Trevathan	58	• Senior Vice President — Southern Group since July 2007.
		• Senior Vice President — Eastern Group from July 2004 to June 2007.
Mark A. Weidman	54	• President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006.
		• Vice President — Operations of Wheelabrator from June 2001 to March 2006.
Rick L Wittenbraker	63	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003.
Duane C. Woods	59	• Senior Vice President — Western Group since July 2004.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

The objective of our executive compensation program is to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. The Company seeks to accomplish this goal by designing a compensation program that is supportive of and aligns with the strategy of the Company and the creation of stockholder value. Our MD&C Committee believes the executive compensation program for 2010 fulfilled its objective by helping the Company overcome a challenging business environment and achieve strong performance. Further, the MD&C Committee believes the compensation of the Company’s executive officers set forth in the Summary Compensation Table of this Proxy Statement, whom we refer to as the “named executive officers” or “named executives,” evidences our commitment to link executive pay with Company performance.

Our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance. We are pleased with the Company’s 2010 accomplishments, which reflect discipline in pricing, ability to control costs in our collection and disposal operations and continued production of strong cash flow. The Company generated revenues of $12.5 billion in 2010, compared with $11.8 billion in 2009, an increase of $724 million, or 6.1%. Our collection, landfill, and recycling businesses performed strongly, as each of these business lines increased both their operating earnings and operating margins compared with the prior year period, and for the full year 2010, we outpaced our long-term pricing objective of achieving price increases of at least 50 to 100 basis points above the consumer price index. Accordingly, the annual cash incentive awards for 2010 that are based on Company-wide performance metrics warranted an above-target payout. However, our emphasis on performance-based compensation may result in the loss of one or more significant components of the named executives’ target annual compensation. This was the case in 2010, as the threshold performance criteria were not met for performance share units that would have been earned for the three-year performance period ended December 31, 2010. The MD&C Committee is dedicated to the principle that executive compensation should be substantially linked to the performance of the Company.

In late 2010, the MD&C Committee considered the evolution of the strategy of the Company into a differentiation strategy to grow the Company through three long-term goals: know more about our customers and how to service them than anyone else; use conversion and processing technology to extract more value from the materials we manage; and continuously improve our operational efficiency. The MD&C Committee determined that, in light of the growth-focused strategy of the Company, it was necessary to review the Company’s overall executive compensation structure. Key considerations included:

•	Ensuring compensation is appropriately weighted toward long-term incentives;

•	Emphasizing profitable revenue growth and cost controls;

•	Encouraging aspirational goals that will drive a change in Company-wide culture; and

•	Avoiding an overly complex compensation program that may confuse or de-motivate employees.

As a result of these considerations and our growth-oriented strategy, we have made changes to our executive compensation program for 2011. As will be described in more detail in next year’s executive compensation discussion and analysis, these changes include:

•	Increasing the weighting of stock options in our long-term incentive plan awards to 70% stock options and 30% performance share units, which better aligns the Company with equity compensation practices of growth-oriented companies and motivates our executives to aggressively focus on growth;

•	Allocating emphasis on performance metrics for our annual cash bonus plan that will make sure growth is disciplined;

•	Applying a revenue multiplier to the annual cash bonus plan to incentivize employees to strive beyond a specific target for growth; in order to maintain a focus on profitable growth, the revenue multiplier is only applied if EBITDA targets are first achieved; and

•	Altering the overall compensation allocation of operational leaders to increase the weight of long-term equity compensation.

The MD&C Committee recognizes that, while it is critical that the Company grow, it is equally critical that the Company grow in a way that rewards our stockholders. In furtherance of that goal, the MD&C Committee believes the 2011 executive compensation plan will best align our executive compensation structure with the overall Company strategy and will best motivate the performance we seek to reward.

Our Compensation Philosophy for Named Executive Officers

The Company’s compensation philosophy is designed to:

•	Attract and retain exceptional employees;

•	Encourage and reward performance; and

•	Align our decision makers’ long-term interests with those of our stockholders.

With respect to our named executive officers, the MD&C Committee believes that total direct compensation should be targeted at a range around the competitive median according to the following:

•	Base salaries should be paid within a range around the competitive median, but attention must be given to individual circumstances, including strategic importance of the named executive’s role, the executive’s experience and individual performance; and

•	Short- and long-term incentive opportunities should be within a range around the competitive median.

Highlights of 2010 Named Executive Officer Compensation

•	The Company’s salary freeze, put into effect in early 2009, was lifted, and each of Mr. Steiner and Mr. Simpson received a 2% increase in base pay, in line with the Company-wide budget;

•	Annual cash bonuses were contingent on crossing an initial “gate” of minimum pricing improvements; after crossing the gate, financial metrics used for annual cash bonus targets included (i) income from operations as a percentage of revenues and (ii) income from operations, net of depreciation and amortization;

•	Actual bonus payments made in March 2011 for fiscal 2010 were 112% of target for Messrs. Steiner, Simpson and O’Donnell, based on Company-wide performance, and were 156%, 101% and 92% for Messrs. Harris, Trevathan and Woods, respectively;

•	Long-term incentive awards granted to named executives consisted of (i) 50% performance share units with a three-year performance period ending December 31, 2012, which may be earned based on the achievement of a pre-determined return on invested capital, or ROIC, goal and (ii) 50% stock options which vest in 25% increments on the first two anniversaries of the grant date, with the remaining 50% vesting on the third anniversary date;

•	Performance criteria were not met for the performance share units that were granted in 2008 with the three-year performance period ended December 31, 2010. As a result, no performance share units were earned;

•	On June 2, 2010, we announced that one of our named executives, Lawrence O’Donnell, III, was leaving the Company. David Steiner assumed the role of President effective as of the announcement. We entered into an employment termination agreement with Mr. O’Donnell, pursuant to which his departure was treated as a termination without cause by the Company, entitling him to certain payments, compensation and benefits provided for in his employment agreement and set forth under “Potential Consideration Upon Termination of Employment” below.

Key Elements of Our Compensation Program

Base Salary.  We pay base salaries to our named executives to provide them with sufficient, regularly paid income appropriate for their respective positions and responsibilities. The amounts of the base salaries we pay are meant to help us in attracting and retaining the best employees.

Annual Cash Bonus.  We grant annual cash bonuses pursuant to our 2005 Annual Incentive Plan. Our named executives’ bonuses are targeted at a percentage of base salary. Since 2007, our named executives’ bonuses have been earned based solely on the achievement of Company financial measures and could range from zero to 200% of target. We tie our named executives’ bonuses to the achievement of Company financial measures because these individuals have the highest level of decision making authority and, therefore, the most ability to influence the Company’s results of operations. As a result, we believe it is appropriate to put their entire bonus at risk based on whether the financial goals of the Company are achieved. Additionally, we believe this level of objective determination and transparency for these individuals’ compensation is appropriate and important to stockholders. In cases of individual performance that varies significantly from expectations, the MD&C Committee has the discretion to increase or decrease the calculated incentive payment by up to 25%, resulting in a modified payout for the named executive. This modifier has never been used for a named executive officer.

The financial measures chosen for our named executive officers’ bonus calculations are those that we believe drive behaviors that increase value to our stockholders and are appropriately measured on an annual basis, and performance targets are designed to be challenging, yet achievable. In order for named executives to be eligible for an annual cash bonus in 2010, certain minimum pricing improvement targets were required to be met. This performance “gate” was intended to ensure that employees were maintaining discipline in executing our pricing programs. Annual cash bonuses were further dependent on (i) income from operations as a percentage of revenues, which is meant to motivate employees to control and lower costs, operate efficiently and drive our pricing programs, thereby increasing our income from operations margin, and (ii) income from operations, net of depreciation and amortization, which is an indication of our ability to generate cash flows before interest and taxes. We believe the ability to grow our cash flow is an important metric to our stockholders and drives stockholder value.

Long-Term Equity Incentives.  We grant annual equity awards to our named executive officers under our 2009 Stock Incentive Plan. For several years, it has been our practice to grant performance share units with a performance period of three years to motivate our named executive officers to act in a manner that can increase the value of the Company over time. The number of performance share units granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of units granted, depending on the Company’s three-year performance against a pre-established ROIC target and subject to the general payout and forfeiture provisions. ROIC in our plan is defined generally as net operating profit after taxes divided by capital. Capital is comprised of long-term debt, noncontrolling interests and stockholders’ equity, less cash. Since 2007, performance share units earn dividend equivalents, which are paid out based on the number of shares actually awarded, if any, at the end of the performance period. Recipients can defer receipt of the shares issuable under their performance share unit awards until a specified date or dates they choose. Deferred amounts are not invested, nor do they earn interest, but deferred amounts do earn dividend equivalents during deferral. Deferred amounts are paid out in shares of Common Stock at the end of the deferral period.

We believe that the profitable allocation of capital is critical to the long-term success of the Company. Using ROIC as a measure for incentive compensation purposes ensures that decisions are made with the best long-term interests of the Company in mind. ROIC is an indicator of our ability to generate returns for our stockholders. We believe that earnings growth is important and an appropriate measure for our annual bonuses. However, creating value over time is also important, and we therefore chose the three-year performance period for our long-term incentive compensation. We believe that using a three-year average of ROIC incentivizes our named executive officers to ensure the strategic direction of the Company is being followed and forces them to balance the short-term incentives awarded for growth with the long-term incentives awarded for value generated.

In 2010, the MD&C Committee decided to re-introduce stock options as a component of the equity compensation awarded to our named executive officers in order to direct focus on increasing the market value of our Common Stock. Stock options were granted in the first quarter of 2010 in connection with the annual grant of long-term equity awards at a regularly scheduled MD&C Committee meeting.

Post-Employment Compensation.  The compensation our named executives receive post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. We enter into employment agreements with our named executive officers because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the individual with the protection that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. We believe providing a change-in-control protection ensures impartiality and objectivity of our named executive officers in the context of a change-in-control situation and protects the interests of our stockholders.

In August 2005, the MD&C Committee approved an Executive Officer Severance Policy. The policy generally provides that after the effective date of the policy, the Company may not enter into severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval. The policy applies to all of our named executive officers.

Deferral Plan.  Each of our named executive officers is eligible to participate in our 409A Deferred Savings Plan. The plan allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar for dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay. Participants can contribute the entire amount of their eligible pay to the Deferral Plan. Contributions in excess of the 6% will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the employee has reached the IRS limits in the 401(k) plan. Funds deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) plan, although the funds deferred are not actually invested in the funds. We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes to the table on page 42.

Perquisites.  We have eliminated all perquisites for our named executive officers.

Based on a periodic security assessment by an outside consultant, for security purposes, the Company requires the Chief Executive Officer to use the Company’s aircraft for business and personal use. Use of the Company’s aircraft is permitted for other employees’ personal use only with Chief Executive Officer approval in special circumstances, which seldom occurs. The value of our named executives’ personal use of the Company’s airplanes, if any, is treated as taxable income to the respective executive in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

How Named Executive Officer Compensation Decisions are Made

The MD&C Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the MD&C Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the MD&C Committee regularly reviews the total compensation, including the base salary, target annual bonus award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the MD&C Committee reviews our named executives’ total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the MD&C Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company’s performance for annual incentive and performance share unit calculations; reviews the individual annual incentive targets for the current year as a percent of salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

Compensation Consultant.  The MD&C Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. The MD&C Committee employs an independent consultant to provide it advice relating to market and general compensation trends. The consultant is selected and hired by the MD&C Committee. The MD&C Committee also uses the services of its independent consultant for data gathering and analyses, which it uses for its discussions of and decisions on the named executive officers’ compensation. The MD&C Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for its services around executive compensation, including meeting preparation and attendance, advice, best practice information, as well as competitive data. Such payments are submitted to the chair of the MD&C Committee.

In addition to services related to executive compensation, the consultant also provides the Board of Director’s Nominating and Governance Committee information and advice related to director compensation. The Nominating and Governance Committee takes these recommendations into consideration when recommending compensation of the independent directors. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company. In February 2008, the MD&C Committee adopted a written policy to ensure the independence of any compensation consultants utilized by the MD&C Committee for executive compensation matters. Pursuant to the policy, no compensation consultant engaged by the MD&C Committee to assist in determining or recommending the compensation of executive officers or independent directors of the Board of Directors may be engaged by management of the Company to provide any other services unless first approved by the MD&C Committee. Since the adoption of the policy, no engagements have been proposed to the MD&C Committee for approval.

Role of CEO.  Mr. Steiner also plays a part in determining compensation, as he assesses the performance of the named executive officers reporting to him and reports these assessments with recommendations to the MD&C Committee. Personnel within the Company’s People Department assist the MD&C Committee by working with the independent consultant to provide information requested by the MD&C Committee and assisting it in designing and administering the Company’s incentive programs.

Peer Company Comparisons.  One of the data sources used by the MD&C Committee is compensation information of a comparison group of companies. The purpose of the comparisons of our named executives’ compensation with executives at other companies is to gauge the competitive market. This market is relevant for attracting and retaining key talent and also for ensuring that the Company’s compensation practices are aligned with general practices. Each of our named executive officers has been promoted to his current position from within the Company.

For purposes of establishing the 2010 executive compensation program, the independent consultant provided the MD&C Committee with a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

•	market data of 61 general industry companies with revenues ranging from $9.0 to $19.7 billion (excluding private companies, subsidiaries and financial companies) prepared by Hewitt Associates; and

•	a comparison group of 20 companies, described below.

The comparison group of companies is initially recommended by the independent consultant prior to the actual data gathering process, with input from management. The composition of the group is evaluated and a final comparison group of companies is approved by the MD&C Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor’s North American database that are publicly traded U.S. companies in 17 different Global Industry Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with Waste Management. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive domestic operations, as well as those focusing on transportation and logistics. Finally, we focus on companies that identify us as a peer. Companies with these characteristics are chosen because the MD&C Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies. The comparison group used for consideration of 2010 compensation is composed of the companies listed below:

American Electric Power Baker Hughes Burlington Northern Santa Fe CH Robinson CSX Entergy FedEx FPL Group Grainger Halliburton	Hertz Norfolk Southern Republic Services Ryder Schlumberger Southern Company Sysco Union Pacific United Parcel Service YRC Worldwide

The market and the comparison group data are blended when composing the competitive analysis, when possible, such that each data source is weighted 50%. The competitive analysis shows that the Company’s named executives’ total direct compensation opportunities are positioned in the median range of the compensation of the executives comprising the competitive analysis. For competitive comparisons, the MD&C Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus twenty percent of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual bonus, and the annualized grant date fair value of long-term equity incentive awards. When the competitive analysis was reviewed in 2009 and 2010, it showed that none of our named executive officers’ total direct compensation was above the median for their peers in the competitive analysis.

Allocation of Compensation Elements and Tally Sheets.  The MD&C Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive compensation and long-term incentive compensation. The MD&C Committee determines the size of each element based primarily on comparison group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an executive officer’s responsibilities within the Company, with at-risk performance-based incentive compensation making up a greater percentage of total compensation for our most senior executive officers. Additionally, as an executive becomes more senior, a greater percentage of the executive’s compensation shifts away from short-term to long-term incentive awards.

The MD&C Committee uses tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the MD&C Committee with the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also useful in the MD&C Committee’s analysis of whether total direct compensation provides a compensation package that is appropriate and competitive. Tally sheets are provided to the full Board of Directors.

The following charts display the allocation of total 2010 compensation among base salary, annual cash incentive at target and long-term incentives at target for our Chief Executive Officer and for Messrs. Harris, Trevathan and Woods, on average. These charts reflect the MD&C Committee’s 2010 desired total mix of compensation for Senior Group Vice Presidents, which includes approximately 40% of total compensation relating to long-term equity, while long-term equity comprises almost 65% of Mr. Steiner’s total compensation.

Chief Executive Officer	Senior Group Vice Presidents (average)

In the process of establishing the 2011 executive compensation program, the MD&C Committee determined that the compensation of our Senior Group Vice President position was weighted too heavily in favor of short-term incentives in comparison to our peers. As a result, the MD&C Committee has revised the allocation of 2011 targeted compensation of Senior Group Vice Presidents that are named executives as shown below to shift emphasis toward long-term incentives:

Senior Group Vice Presidents (average)
2011 Target Compensation

Internal Pay Equity.  The MD&C Committee considers the differentials between compensation of the individual named executive officers, as well as the additional responsibilities of the President and Chief Executive Officer compared to the other executive officers. Internal comparisons are also made between executive officers and their direct reports. The MD&C Committee confirms that the compensation paid to executive officers is reasonable compared to that of their direct reports, while recognizing that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Tax Matters.  The MD&C Committee complies with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code when appropriate. Section 162(m) generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer or any of the other named executive officers unless the excess amount is performance-based. Throughout the following discussion we have noted the programs that are designed to meet the Section 162(m) requirements.

Risk Assessment.  The MD&C Committee also seeks to structure compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The MD&C Committee believes that the following measures help achieve this goal:

•	Named executives are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	The MD&C Committee has a clawback policy designed to recoup annual cash incentive payments and performance share units when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards;

•	The MD&C Committee relies on detailed processes to establish the Company financial performance measures under our incentive plans;

•	Measures are calibrated to maintain directional alignment with pay and performance;

•	Measures are designed to be challenging, yet achievable, to mitigate the potential for excessive risk-taking behaviors;

•	Our annual cash incentive and performance share unit awards generally provide for a range of payouts dependent on achievement within ranges of performance, which are less likely to encourage inappropriate risk-taking behaviors than a single measurement that provides an “all-or-nothing” basis for compensation;

•	Maximum payouts of incentive awards have reasonable caps, reducing the likelihood of inappropriate or overly-aggressive actions for exorbitant payouts;

•	Long-term equity incentive awards are granted annually to allow executives to accumulate these awards and become further vested in the longer-term sustainability of our business; and

•	Performance share units’ three-year performance period and stock options’ three-year vesting period allow overlap of such periods to reduce the incentive to maximize performance in any one year.

During 2010, the MD&C Committee reviewed the Company’s assessment of compensation risk of the Company’s incentive plans, which was conducted with guidance from the independent compensation consultant. The MD&C Committee concluded that our compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Named Executives’ 2010 Compensation Program

Base Salary — Each of our named executive officers is party to an employment agreement approved by our MD&C Committee that provides for a base salary that, once increased, may not be reduced. The MD&C Committee’s annual decisions regarding base salaries generally relate to merit increases, if any, as each of our named executive officers has been in his current role for several years. In determining annual merit increases, the Company looks at competitive market data for cost of labor increases and considers executives’ individual performance and impact on the Company. In early 2009, the MD&C Committee determined that because of economic conditions, no named executive officers would receive an annual merit increase; however, that salary freeze was lifted for all Company employees in 2010, and each of Mr. Steiner and Mr. Simpson received a 2% increase in base salary, in line with the Company-wide budget. The base salaries of the Group Senior Vice Presidents were determined to be on the high side of our target range around the competitive median, and as a result, none of the Group Senior Vice Presidents that are named executives received an increase in base salary. The table below shows the 2010 base salary for each of our named executive officers:

Named Executive Officer	Base Salary

Mr. Steiner	$1,100,000
Mr. Simpson	$531,405
Mr. Harris	$536,278
Mr. Trevathan	$566,298
Mr. Woods	$565,710
Mr. O’Donnell	$775,288

Annual Cash Bonus — The percentages of base salary targets for the annual bonuses of the named executive officers were set when the individuals were promoted to their current roles. These target percentages are reviewed annually to ensure they are still appropriate given the competitive market and the individuals’ responsibilities and performance. Additionally, each year the MD&C Committee determines the financial measures that will be used for the named executives’ bonus determinations and sets the threshold, target and maximum measures necessary for bonus payments. The MD&C Committee makes these determinations based on what it believes are most likely to both drive and reward performance that is beneficial to the Company and stockholders.

The annual bonus plan is designed to comply with the performance-based compensation exemption under Section 162(m) of the Code by allowing the MD&C Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of the Company’s pre-tax income per participant.

In 2010, the MD&C Committee continued an action it took in early 2009 to emphasize the Company’s pricing excellence, wherein we focus on ensuring we receive appropriate pricing for all of our services. We are committed to our pricing program and we do not intend to accept volumes at prices that do not provide strong operating margins. As a result, the MD&C Committee included a feature to our annual bonus plan that requires minimum pricing improvement targets to be achieved in order for employees to be eligible to receive a bonus. Upon achievement of the Corporate pricing improvement measure, all named executive officers would be bonus eligible. If the Corporate measure was not met, field-based named executive officers, which include Mr. Harris, Mr. Trevathan and Mr. Woods, would still be eligible for a bonus payment to the extent his respective Group pricing improvement measure was met. The Company met the Corporate pricing improvement target and as a result, each of the named executives was eligible to receive his 2010 annual bonus payment, as calculated based on the income from operations margin and income from operations excluding depreciation and amortization performance metrics set forth below. The pricing improvement targets, shown in the table below, were a weighted average rate per unit increase, based on commercial, residential and industrial collection operations; transfer stations; and municipal solid waste and construction and demolition volumes at our landfills.

Pricing Improvement
Named Executive Officer	Target Required*

Corporate:
Mr. Steiner	3.0%
Mr. O’Donnell	3.0%
Mr. Simpson	3.0%
Respective Groups:
Mr. Harris — Midwest Group	3.5%
Mr. Trevathan — Southern Group	3.4%
Mr. Woods — Western Group	2.4%

*	The pricing measures used for these calculations are not the same as “yield” as we present in any of our disclosures, such as the Management’s Discussion and Analysis section of our Forms 10-K and 10-Q or our earnings press releases, and the targeted increases shown in the table should not be construed as a targeted increase in “yield” as discussed in those disclosures.

For purposes of 2010 annual cash bonuses for corporate-level employees, including Messrs. Steiner, Simpson and O’Donnell, performance is measured using the Company’s consolidated results of operations. The table below sets forth the Company-wide performance measures set by the MD&C Committee for the corporate-level named executive officers’ bonuses earned in 2010. Each of the performance measures was assigned equal weight.

	Threshold	Target	Maximum
	Performance	Performance	Performance
	(60% Payment)	(100% Payment)	(200%Payment)

Income from Operations Margin	16.4%	17.4%	19.1%
Income from Operations excluding Depreciation and Amortization	$3,028 million	$3,364 million	$3,700 million

The 2010 annual cash bonuses of Messrs. Harris, Trevathan and Woods were calculated using (i) the Company’s consolidated results of operations for measuring income from operations margin and (ii) their respective field-based results of operations for measuring income from operations excluding depreciation and amortization. We believe using field-based results for this measure is appropriate because it ties our field-based named executive officers’ compensation directly to the success or failure of operations over which they have direct control. Each of the two performance measures was assigned equal weight; however, in the case of Messrs. Trevathan and Woods, the measure “income from operations excluding depreciation and amortization” was comprised of two separate equally-weighted calculations. The first calculation was based solely on results of operations for their respective Group; the second calculation was based on results of operations for their respective Group, as integrated with operations of our Wheelabrator subsidiary that are not a component of the Group’s calculated results for financial reporting purposes, but which are located physically within the Group’s geographic area. This calculation, which we refer to as the Group’s “integrated” performance measure, is intended to encourage the large geographic Groups to support and collaborate with Wheelabrator’s operations in their area. The following table sets forth the “income from operations excluding depreciation and amortization” performance measure, on a stand alone and an integrated basis, as set by the MD&C Committee for the respective Groups of Messrs. Harris, Trevathan and Woods:

	Threshold	Target	Maximum
	Performance	Performance	Performance
	(60% Payment)	(100% Payment)	(200%Payment)
	(In millions)	(In millions)	(In millions)

Midwest Group (Mr. Harris)	$699	$777	$855
Integrated: Midwest Group (Mr. Harris)	N/A	N/A	N/A
Southern Group (Mr. Trevathan)	$1,040	$1,155	$1,271
Integrated: Southern Group (Mr. Trevathan)	$1,142	$1,269	$1,396
Western Group (Mr. Woods)	$788	$875	$963
Integrated: Western Group (Mr. Woods)	$795	$883	$971

The MD&C Committee believes that the 2010 financial performance measures were goals that appropriately drove behaviors to create performance and results, in particular focusing on generating profitable revenue, cost cutting and cost control, and making the best use of our assets. When setting performance measure goals each year, the MD&C Committee looks to the Company’s historical results of operations and analyses and forecasts for the coming year. Specifically, the MD&C Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors; expected wage, maintenance, fuel and other operational costs; and expected selling and administrative costs. Based on this information and in light of general economic conditions and indicators in early 2010, the MD&C Committee determined that the target performance under the annual bonus plan should be increased as compared to the prior year’s target and actual performance. The MD&C Committee discussed the effects the recessionary environment was having on the Company’s results of operations and the challenges that the Company was facing in 2010, but determined the improvement in performance targeted by the performance measures was reasonable and appropriate for 2010.

In determining whether Company financial performance measures have been met, the MD&C Committee has discretion to make adjustments to the calculations for unusual or otherwise non-operational matters that it believes do not accurately reflect results of operations expected from management for bonus purposes. In 2010, actual results were adjusted to exclude the effects of: (i) revisions of estimates associated principally with remedial liabilities at closed sites; (ii) the accounting effect of changes in ten-year Treasury rates, which are used to discount remediation reserves; (iii) expense charges incurred as a result of employees of five bargaining units agreeing to our proposal to withdraw them from an under-funded multiemployer pension plan; and (iv) an increase in litigation reserves on account of a case on appeal. Adjustments are not made to forgive poor performance, and the MD&C Committee considers both positive and negative adjustments to results. Adjustments are made to ensure that rewards are aligned with the right business decisions and are not influenced by potential short-term gain or impact on bonuses. Adjusting for certain items, like those discussed herein, avoids creating incentives for individuals to fail to take actions that are necessary for the longer-term good of the Company in order to meet short-term goals.

As adjusted for the items noted above, the Company’s income from operations as a percentage of revenue was 17.65%. This measure made up half of the performance metrics for all of our named executives and was 0.25% above the target performance level. Income from operations excluding depreciation and amortization for 2010, also as adjusted, was $3,403 million on a Company-wide basis. This measure, which exceeded the target performance level by $39 million, made up the remainder of the performance metrics for the 2010 annual cash bonus of Messrs. Steiner, Simpson and O’Donnell. The remainder of the performance metrics for the 2010 annual cash bonus of Mr. Harris was calculated using income from operations excluding depreciation and amortization for the Midwest Group, which was $872 million and exceeded maximum level performance. The remainder of the performance metrics for the 2010 annual cash bonus of Mr. Trevathan was calculated using income from operations excluding depreciation and amortization for the Southern Group, on a stand-alone basis and an integrated basis, which were $1,129 million and $1,239 million, respectively. The performance of the Southern Group on both of these measures fell slightly short of target. The remainder of the performance measures for the 2010 annual cash bonus of Mr. Woods was calculated using income from operations excluding depreciation and amortization for the Western Group, on a stand-alone basis and an integrated basis, which were $808 million and $821 million, respectively. The performance of the Western Group on both of these measures also fell short of target, but exceeded threshold performance levels.

	Target Percentage of	Percentage of Base Salary
Named Executive Officer	Base Salary	Earned in 2010

Mr. Steiner	115	131.2
Mr. Simpson	85	96.9
Mr. Harris	85	132.6
Mr. Trevathan	85	86.2
Mr. Woods	85	77.8
Mr. O’Donnell*	100	113.6

*	In connection with his departure from the Company, Mr. O’Donnell received a prorated bonus based on his length of service in 2010.

Long-Term Equity Incentives — Long-term equity incentives are a key component of our named executive officers’ compensation packages. Our equity awards are designed to hold individuals accountable for long-term decisions by rewarding the success of those decisions. The MD&C Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the MD&C Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives’ 2010 long-term incentive grant, the MD&C Committee decided to grant both performance share units and stock options to its named executive officers. The MD&C Committee determined that equally dividing the awards between performance share units that use ROIC to focus on improved asset utilization and stock options that focus on increasing the market value of our stock would appropriately incentivize our named executives.

Performance Share Units — Performance share units are granted to our named executive officers annually to align compensation with the achievement of our long-term financial goals and to build stock ownership. Performance share units provide an immediate retention value to the Company because there is unvested potential value at the date of grant. Each annual grant of performance share units has a three-year performance period, and grants are forfeited if the executive voluntarily terminates his employment.

The MD&C Committee determined the number of units that were granted to each of the named executives in 2010 by establishing a targeted dollar amount value for the award. The values chosen were based primarily on the comparison information for the competitive market, including an analysis of the named executives’ responsibility for meeting the Company’s strategic objectives. Once dollar values of targeted awards were set, those values were divided by the average of the high and low price of our Common Stock over the 30 trading days preceding the MD&C Committee meeting at which the grants were approved to determine the target number of performance share units granted. The dollar value of the awards and corresponding number of performance share units are shown in the table below:

	Dollar Values	Number of Performance
Named Executive Officer	Set by the Committee (at Target)	Share Units

Mr. Steiner	$2,297,193	69,612
Mr. Simpson	578,680	17,536
Mr. Harris	358,500	10,864
Mr. Trevathan	358,500	10,864
Mr. Woods	358,500	10,864
Mr. O’Donnell	875,916	26,543

The table below shows the required achievement of the ROIC performance measure and the corresponding potential payouts under our performance share units granted in 2010:

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout

ROIC	15.8%	60%	17.6%	100%	21.1%	200%

The threshold, target and maximum measures are determined based on an analysis of historical performance and current projections and trends. The MD&C Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual bonus, the MD&C Committee carefully considered several material factors affecting the Company for 2010 and beyond, including the continued impact of the recessionary economy and economic indicators for future periods. Given these factors, the MD&C Committee determined that the target for ROIC for the 2010 award should be an improvement from 2009 target and actual ROIC, but that it should not be as high as the targets established in 2007 and 2008.

The table below shows the performance measures, the achievement of those measures and the corresponding payouts for the performance share units that have been granted since 2007:

	ROIC				EPS(1)
	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual	Award Earned

2007 PSUs for period ended 12/31/09	13.4%	18.5%	34.1%	16.9%	—	—	—	—	Units earned an 84.1% payout in shares of Common Stock issued in 2/10
2008 PSUs for period ended 12/31/10	17.6%	19.6%	23.5%	17.1%	$7.15	$7.44	$8.60	$6.29	Threshold criteria was not obtained, and awards expired without vesting
2009 PSUs for period ended 12/31/11	15.6%	17.3%	20.8%	—	—	—	—	—	Pending completion of performance period

(1)	Earnings per share is based on the cumulative measure over the three-year performance period.

As reflected in the table above, the performance period for performance share units granted in 2008 ended on December 31, 2010. The calculation of ROIC for the three-year performance period for purposes of such performance share units was 17.1%, and the calculation of EPS for the three-year performance period for purposes of such performance share units was $6.29. As a result, the threshold performance criteria were not met and no performance share units were earned in 2010.

In evaluating appropriate financial measures for the 2009 and 2010 grants to named executives, the MD&C Committee decided to retain only ROIC, rather than an equal split between ROIC and EPS measures. This decision was primarily a result of the MD&C Committee’s determination that such grants should subject named executives to the same measures as all other employees that are granted equity awards and that the most appropriate long-term financial measure for our Company’s employees generally is ROIC.

Our performance share unit awards are intended to meet the qualified performance-based compensation exception under Section 162(m). Modifications were made to the terms of awards granted in 2007 and later to allow for payouts under those awards to be fully deductible under Section 162(m).

Stock Options — Stock options were granted in the first quarter of 2010 in connection with the annual grant of long-term equity awards at a regularly scheduled MD&C Committee meeting in order to direct focus on increasing the market value of our Common Stock. The MD&C Committee believes use of stock options is appropriate to support the growth strategy of the Company. The number of options granted to the named executive officers was based on a dollar value of compensation decided by the MD&C Committee; the actual number of stock options granted was determined by assigning a value to the options using an option pricing model, and dividing the dollar value of compensation by the value of each option. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options is the average of the high and low market price of our Common Stock on the date of grant, or $33.49, and the options have a term of 10 years. We account for our employee stock options under the fair value method of accounting using a Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period.

Other Compensation Policies and Practices

Stock Ownership Requirements — All of our named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and further aligns employees’ interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Additionally, the guidelines contain holding period provisions that generally require Senior Vice Presidents and above to hold all of their shares and Vice Presidents to hold 50% of their shares for at least one year, even after required ownership levels have been achieved. We believe these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The MD&C Committee regularly reviews its ownership guidelines to ensure that the appropriate share ownership requirements are in place, and the guidelines were revised in late 2010 to increase the ownership requirements. The stock ownership guidelines vary dependent on the individual’s title and are expressed as a fixed number of shares. Ownership requirements range from three to five times the named executive’s 2010 base salary. The number of shares required to be owned is determined based on a $33.50 stock price. Shares owned outright, deferred stock units, and phantom stock held in the 401(k) plan and in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock shares, restricted stock units and performance share units, if any, do not count toward meeting the requirement until they are vested or earned.

The following table outlines the ownership requirements for the named executive officers currently serving:

	Ownership Requirement	Attainment as of
Named Executive Officer	(number of shares)	12/31/2010

Mr. Steiner	165,000	249%
Mr. Simpson	48,000	229%
Mr. Harris*	48,000	72%
Mr. Trevathan	48,000	224%
Mr. Woods	48,000	156%

*	As of December 31, 2010, Mr. Harris had fully attained his stock ownership requirement under the guidelines in place prior to the increased requirements adopted in late 2010. Under our stock ownership guidelines, executives, including Mr. Harris, have up to five years to attain the incremental stock ownership requirement following an increase.

The Nominating and Governance Committee also establishes ownership guidelines for the independent directors and performs regular reviews to ensure all independent directors are in compliance.

Policy Limiting Death Benefits and Gross-up Payments — The Company recently adopted a new “Policy Limiting Certain Compensation Practices,” which generally provides that after the effective date of the policy, the Company will not enter into new compensation arrangements that would obligate the Company to pay a death benefit or gross up-payment to an executive officer unless such arrangement receives stockholder approval. The policy is subject to certain exceptions, including benefits generally available to management-level employees and any payment in reasonable settlement of a legal claim. Additionally, “Death Benefits” under the policy does not include deferred compensation, retirement benefits or accelerated vesting or continuation of equity-based awards pursuant to generally-applicable equity award plan provisions.

Insider Trading — The Company maintains an insider trading policy that prohibits executive officers from engaging in most transactions involving the Company’s Common Stock during periods, determined by the Company, that those executives are most likely to be aware of material, non-public information. Executive officers must clear all of their transactions in our Common Stock with the Company’s General Counsel’s office to ensure they are not transacting in our securities during a time that they may have material, non-public information. Additionally, it is our policy that executive officers are not permitted to engage in transactions that reduce or cancel the risk of an investment in our Common Stock, such as puts, calls and other exchange-traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership.

Executive Compensation

We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of compensation internally. We have provided the following information because we believe it may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

•	As described in the CD&A, equity awards granted to the named executive officers in 2010 include performance share units earned over a three-year performance period, after which shares of Common Stock may be issued depending on whether financial performance measures have been met, and stock options that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant. In 2008 and 2009, our named executives were granted performance share units only.

The value of stock awards and stock options included in the tables is the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. In the case of performance share units, the value is based on what we believe the most probable outcome is at the date of grant, and excludes the effect of forfeitures. Stock options have been valued using an option valuation model. The grant date fair values in the tables are based on the “grant date” for accounting purposes, which generally is the date on which the material terms of the awards have been communicated to the named executives. The MD&C Committee determines the dollar value of equity awards at a meeting that precedes the date of grant. The number of performance share units to be granted is based on a thirty day trailing average of the market price of our Common Stock. The number of stock options to be granted is determined by assigning a value to the options using an option pricing model and dividing the dollar value of compensation by the value of each option.

•	As described in the CD&A, our 2010 annual bonuses had threshold, target and maximum payouts based on the achievement of Company financial measures. In March 2011, we paid out bonuses to the named executives as disclosed in the Summary Compensation Table. Notwithstanding that the bonuses were earned and paid, we included the threshold, target and maximum dollar amounts that were possible during 2010 in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” in the Grant of Plan-Based Awards in 2010 table.

•	Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only performance share units have been included as “Equity Incentive Plan Awards” in the Outstanding Equity Awards at December 31, 2010 table. Restricted stock units and stock options, if any, are disclosed in other tables as applicable.

•	Information pertaining to Mr. O’Donnell, our former President and Chief Operating Officer, is included in the following tables in accordance with SEC rules, although his employment with the Company ended in June 2010.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

David P. Steiner	2010	1,073,077	2,331,306	1,943,017	1,407,514	206,509	6,961,423
President and Chief Executive Officer	2009	1,116,346	3,069,956	0	1,035,978	258,524	5,480,804
	2008	1,066,049	3,928,673	0	1,050,895	153,976	6,199,593
Robert G. Simpson	2010	518,781	587,281	489,458	502,953	38,356	2,136,829
Senior Vice President & Chief	2009	541,022	845,824	0	371,098	31,655	1,789,599
Financial Officer	2008	516,483	1,190,651	0	376,473	31,114	2,114,721
Jeff M. Harris	2010	536,278	363,835	303,227	711,265	42,553	1,957,158
Senior Vice President — Midwest Group	2009	536,278	499,973	0	381,991	33,194	1,451,436
	2008	526,278	703,797	0	367,907	31,133	1,629,115
James E. Trevathan	2010	566,298	363,835	303,227	487,875	12,325	1,733,560
Senior Vice President — Southern Group	2009	566,298	499,973	0	403,374	12,575	1,482,220
	2008	562,105	703,797	0	409,936	32,855	1,708,693
Duane C. Woods	2010	565,710	363,835	303,227	439,860	12,322	1,684,954
Senior Vice President — Western Group	2009	565,710	499,973	0	402,955	15,263	1,483,901
	2008	561,521	703,797	0	378,635	32,382	1,676,335
Lawrence O’Donnell, III(5)	2010	381,680	888,925	740,870	433,638	3,300,432	5,745,545
Former President & Chief Operating	2009	805,107	1,255,155	0	649,691	66,818	2,776,771
Officer	2008	768,754	1,606,233	0	659,102	83,289	3,117,378

(1)	Amounts in this column represent the grant date fair value of performance share units granted in the applicable year, in accordance with ASC Topic 718. The grant date fair value of performance share units is calculated using the closing price of our Common Stock on the date of grant.

The table below shows the aggregate grant date fair value of performance share units if we assumed the highest level of performance criteria will be achieved and the maximum amounts will be earned.

		Aggregate Grant Date Fair
		Value of Award Assuming
		Highest Level of Performance
		Achieved
	Year	($)

Mr. Steiner	2010	4,662,612
	2009	6,139,912
	2008	7,857,346
Mr. Simpson	2010	1,174,562
	2009	1,691,648
	2008	2,381,302
Mr. Harris	2010	727,670
	2009	999,946
	2008	1,407,594
Mr. Trevathan	2010	727,670
	2009	999,946
	2008	1,407,594
Mr. Woods	2010	727,670
	2009	999,946
	2008	1,407,594
Mr. O’Donnell	2010	1,777,850
	2009	2,510,310
	2008	3,212,466

(2)	Amounts in this column represent the grant date fair value of stock options granted in 2010, in accordance with ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 16 in the Notes to the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

(3)	Amounts in this column represent cash bonuses earned and paid based on the achievement of performance goals pursuant to our Annual Incentive Plan.

(4)	The amounts included in “All Other Compensation” for 2010 are shown below (in dollars):

	Personal		Deferral
	Use of	401(k)	Plan	Life
	Company	Matching	Matching	Insurance
	Aircraft	Contributions	Contributions	Premiums	Severance

Mr. Steiner	109,138	11,025	83,882	2,464	0
Mr. Simpson	0	11,025	26,137	1,194	0
Mr. Harris	0	11,025	30,297	1,231	0
Mr. Trevathan	0	11,025	0	1,300	0
Mr. Woods	0	11,025	0	1,297	0
Mr. O’Donnell	0	11,025	34,314	889	3,254,204

Mr. Steiner is required by us to use the Company aircraft for all travel, whether for personal or business purposes. We calculated this amount based on the incremental cost to us, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use; therefore, we do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

Information concerning Mr. O’Donnell’s severance payment can be found on page 49.

(5)	At the time of Mr. O’Donnell’s departure from the Company on June 30, 2010, the performance share units that were granted to him in March 2010, March 2009 and March 2008 were prorated and will be earned at the end of the applicable performance periods if the Company meets its threshold performance criteria. In addition, the stock options Mr. O’Donnell received on March 9, 2010 were cancelled at the time of his termination. The Non-Equity Incentive Plan Compensation paid to Mr. O’Donnell in 2010 reflects his annual cash bonus earned for 2010 prorated to date of termination.

Grant of Plan-Based Awards in 2010

								All other
								Option
								Awards:		Closing	Grant Date
					Estimated Future Payouts			Number of	Exercise or	Market	Fair Value
		Estimated Possible Payouts			Under Equity Incentive Plan			Securities	Base Price	Price on	of Stock
		Under Non-Equity Incentive Plan Awards (1)			Awards (2)			Underlying	of Option	Date of	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/sh)(4)	($)	($)(5)

David P. Steiner		754,936	1,258,226	2,516,452
	03/09/10				41,767	69,612	139,224				2,331,306
	03/09/10							331,008	33.49	33.62	1,943,017
Robert G. Simpson		269,764	449,607	899,215
	03/09/10				10,522	17,536	35,072				587,281
	03/09/10							83,383	33.49	33.62	489,458
Jeff M. Harris		273,502	455,836	911,673
	03/09/10				6,518	10,864	21,728				363,835
	03/09/10							51,657	33.49	33.62	303,227
James E. Trevathan		288,812	481,353	962,707
	03/09/10				6,518	10,864	21,728				363,835
	03/09/10							51,657	33.49	33.62	303,227
Duane C. Woods		288,512	480,854	961,707
	03/09/10				6,518	10,864	21,728				363,835
	03/09/10							51,657	33.49	33.62	303,227
Lawrence O’Donnell, III(6)		232,586	387,644	775,288
	03/09/10				15,926	26,543	53,086				888,925
	03/09/10							126,213	33.49	33.62	740,870

(1)	Actual payouts of our 2010 cash bonuses pursuant to our Annual Incentive Plan are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The named executives’ target and maximum bonuses are a percentage of base salary, provided for in their employment agreements. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure. Please see “Compensation Discussion and Analysis — Named Executive’s 2010 Compensation Program — Annual Cash Bonus” for additional information about these awards, including performance criteria.

(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2010 Compensation Program — Long-Term Equity Incentives — Performance Share Units” for additional information about these awards, including performance criteria. The performance period for these awards ends December 31, 2012. Performance share units earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period.

(3)	Represents the number of shares of Common Stock potentially issuable upon the exercise of options granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2010 Compensation Program — Long-Term Equity Incentives — Stock Options” for additional information about these awards. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary.

(4)	The exercise price represents the average of the high and low market price on the date of the grant, in accordance with our 2009 Stock Incentive Plan.

(5)	These amounts represent grant date fair value of the awards as calculated under ASC Topic 718. Please see footnotes (1) and (2) to the Summary Compensation Table above for additional information.

(6)	At the time of Mr. O’Donnell’s departure on June 30, 2010, his performance share units that were granted on March 9, 2010 were prorated and he received 4,383 shares, at target, that will be earned at the end of the performance period if the Company meets its threshold performance criteria. In addition, the stock options granted to Mr. O’Donnell on March 9, 2010 were cancelled at the time of his termination.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards(1)
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number of	Payout
						Unearned	Value of
	Number of	Number of				Shares,	Unearned
	Securities	Securities				Units or	Shares,
	Underlying	Underlying				Other	Units or
	Unexercised	Unexercised		Option		Rights That	Other
	Options	Options		Exercise	Option	Have Not	Rights That
	Exercisable	Unexercisable		Price	Expiration	Vested	Have Not
Name	(#)(2)	(#)		($)	Date	(#)(5)	Vested

David P. Steiner		331,008	(3)	33.49	03/09/2020	410,242	$15,125,623
		24,922	(4)	38.205	03/06/2013	—	—
	90,000	—		29.24	03/04/2014	—	—
	335,000	—		21.08	04/03/2013	—	—
	56,593	—		19.61	03/06/2013	—	—
	135,000	—		27.88	03/07/2012	—	—
Robert G. Simpson		83,383	(3)	33.49	03/09/2020	109,742	$4,046,188
		12,892	(4)	37.095	03/06/2013	—	—
	33,000	—		27.60	05/13/2014	—	—
	42,000	—		29.24	03/04/2014	—	—
	65,000	—		21.08	04/03/2013	—	—
	13,768	—		19.61	03/06/2013	—	—
	33,000	—		27.88	03/07/2012	—	—
Jeff M. Harris		51,657	(3)	33.49	03/09/2020	65,866	$2,428,479
James E. Trevathan		51,657	(3)	33.49	03/09/2020	65,866	$2,428,479
	20,000	—		29.23	07/19/2014	—	—
	50,000	—		29.24	03/04/2014	—	—
	120,000	—		19.61	03/06/2013	—	—
	65,000	—		27.88	03/07/2012	—	—
Duane C. Woods		51,657	(3)	33.49	03/09/2020	65,866	$2,428,479
	50,000	—		28.45	06/03/2014	—	—
	20,000	—		29.24	03/04/2014	—	—
	18,000	—		19.61	03/06/2013	—	—
Lawrence O’Donnell, III	79,466	—		19.61	03/06/2013	64,018	$2,360,344
	140,114	—		27.88	03/07/2012	—	—

(1)	All amounts are as of December 31, 2010, and dollar values are based on the closing price of the Company’s Common Stock on that date of $36.87 and assume the highest level of performance criteria and maximum payout will be achieved.

(2)	Represents vested stock options granted prior to 2005 pursuant to our 1993 Stock Incentive Plan, 2000 Stock Incentive Plan or 2004 Stock Incentive Plan (collectively, the “Prior Plans”). All of the Prior Plans have terminated, and no new awards are being granted pursuant to such plans.

(3)	Represents stock options granted March 9, 2010 that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(4)	Represents reload stock options that become exercisable once the market value of our Common Stock has increased by 25% over the option’s exercise price.

(5)	Includes performance share units with three-year performance periods. Performance share units are paid after the Company’s financial results of operations for the entire performance period are reported, typically in mid to late February of the succeeding year. The performance share units for the performance period ended on December 31, 2010 are not included in the table as they were cancelled on December 31, 2010 because the Company did not meet its threshold performance criteria. The performance period ending on December 31, 2011 includes the following performance share units based on target performance: Mr. Steiner — 135,509; Mr. O’Donnell — 27,626; Mr. Simpson — 37,335; Mr. Harris — 22,069; Mr. Trevathan — 22,069; and Mr. Woods — 22,069. The performance period ending on December 31, 2012 includes the following performance share units based on target performance: Mr. Steiner — 69,612; Mr. O’Donnell — 4,383; Mr. Simpson — 17,536; Mr. Harris — 10,864; Mr. Trevathan — 10,864; and Mr. Woods — 10,864.

Option Exercises and Stock Vested in 2010

	Option Awards			Stock Awards(1)
	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Exercise		on Exercise	Acquired on Vesting	on Vesting
Name	(#)		($)	(#)	($)

David P. Steiner	150,000	(2)	1,288,700	37,207	1,210,934
Robert G. Simpson	35,000	(3)	394,100	12,403	403,667
Jeff M. Harris	—		—	7,102	234,883
James E. Trevathan	100,000	(4)	1,230,000	7,330	238,561
Duane C. Woods	35,000	(5)	243,700	7,330 (6)	238,561
Lawrence O’Donnell, III	274,886		2,652,326	15,785	513,737

(1)	Includes restricted stock units granted in 2006 that vested in equal installments over four years and restricted stock units granted in 2007 that cliff-vested after three years.

(2)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Steiner’s exercise of non-qualified stock options. Mr. Steiner received 23,104 net shares in this transaction.

(3)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Simpson’s exercise of non-qualified stock options. Mr. Simpson received 7,101 net shares in this transaction.

(4)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Trevathan’s exercise of non-qualified stock options. Mr. Trevathan received 21,346 net shares in this transaction.

(5)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Woods’ exercise of non-qualified stock options. Mr. Woods received 5,167 net shares in this transaction.

(6)	Mr. Woods deferred receipt of 4,622 shares, valued at $150,700, payable under his 2006 restricted stock unit award, based on the market value of our Common Stock on the date of payment. Mr. Woods elected to defer the receipt of the shares until he leaves the Company. Information about deferrals of performance share units can be found in the “Compensation Discussion and Analysis — Key Elements of Our Compensation Program — Long-Term Equity Incentives.”

Nonqualified Deferred Compensation in 2010

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(1)

David P. Steiner	214,616	83,882	127,162	0	2,101,740
Robert G. Simpson	31,127	26,137	12,642	0	472,237
Jeff M. Harris	91,168	30,297	42,738	0	788,799
James E. Trevathan	0	0	70,565	0	2,622,751
Duane C. Woods	0	0	144,777	0	1,636,969
Lawrence O’Donnell, III	60,451	34,314	102,279	0	2,877,467

(1)	Contributions are under the Company’s Deferral Plan as described in “Compensation Discussion and Analysis — Key Elements of Our Compensation Program — Deferral Plan.” In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in the Base Salary column of the Summary Compensation Table. Aggregate Balance at Last Fiscal Year End includes the following aggregate amounts of the named executives’ base salaries that were included in Base Salary in the Summary Compensation Table in 2008-2010: Mr. Steiner — $628,153; Mr. O’Donnell — $857,209; Mr. Simpson — $131,976; Mr. Harris - $234,304; Mr. Trevathan — $644,912; and Mr. Woods — $235,333.

(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.

(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with each of the named executive officers. The agreements contain provisions regarding consideration payable by the Company upon termination of employment as described below. In some cases, the form of award agreements for equity awards may also contain provisions regarding termination or change-in-control. Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination.

We entered into employment agreements with our named executive officers based on competitive market practices and because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the named executives a sense of security and trust that they will be treated fairly in the event of a termination not for cause or under a change-in-control situation. We believe change-in-control protections ensure impartiality and objectivity for our named executives and enhance the interest of our stockholders.

Employment agreements entered into with named executive officers after February 2004 include a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. These provisions are applicable to Mr. Simpson and Mr. Woods, whose agreements were entered into in

October 2004, and Mr. Harris, whose agreement was entered into in November 2006. The agreements generally allow the Company to cancel any remaining payments due and obligate the named executive to refund to the Company any severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause. Additionally, in August 2007, the MD&C Committee adopted an Executive Compensation Clawback Policy. The purpose of the policy is to set forth guidelines as to when the Company should seek reimbursement of payments that are predicated on the achievement of financial results. Generally, the policy allows recoupment of annual cash incentive payments and performance share units when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the named executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the named executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than 50 miles away.

“Change-in-Control” generally means that:

•	at least 25% of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•	the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least two-thirds of those directors;

•	there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives still serving the Company at year-end upon termination of employment in the circumstances indicated pursuant to the terms of their employment agreements and outstanding incentive awards. In the event a named executive is terminated for cause, he is entitled to any accrued but unpaid salary only. Please see the Non-Qualified Deferred

Compensation table above for aggregate balances payable to the named executives under our Deferral Plan pursuant to the executive’s distribution election.

The payouts assume the triggering event indicated occurred on December 31, 2010, at which time the closing price of our Common Stock was $36.87 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Any actual performance share unit payouts will be based on future performance of the Company. We have based the payout of performance share units included in the amounts below on target awards outstanding at December 31, 2010. The payout related to accelerated vesting of stock options relates only to the stock options granted to the named executives on March 9, 2010, which were unexercisable on December 31, 2010. All other stock options, other than the reload options, are fully vested as discussed below. The payout for continuation of benefits is an estimate of the cost the Company would incur to continue those benefits.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,118,807
	• Payment of performance share units at target (contingent on actual performance at end of performance period)	7,562,811
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	2,200,000
	• Life insurance benefit (in the case of Death)(2)	1,075,000

	Total	11,956,618

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	4,730,000
	• Continued coverage under health and welfare benefit plans for two years	21,600
	• Prorated payment of performance share units	4,185,556

	Total	8,937,156

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target annual cash bonus, paid in lump sum	7,095,000
(Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	32,400
	• Accelerated vesting of stock options	1,118,807
	• Accelerated payment of performance share units(3)	7,562,811
	• Full maximum annual cash bonus, prorated to date of termination	2,530,000
	• Gross-up payment for any excise taxes	5,002,054

	Total	23,341,072

Robert G. Simpson

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	281,835
	• Payment of performance share units at target (contingent on actual performance at end of performance period)	2,023,094
	• Life insurance benefit (in the case of Death)(2)	521,000

	Total	2,825,929

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,966,198
	• Continued coverage under health and welfare benefit plans for two years	21,600
	• Prorated payment of performance share units	1,133,015

	Total	3,120,813

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	2,949,297
(Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	32,400
	• Accelerated vesting of stock options	281,835
	• Accelerated payment of performance share units(3)	2,023,094
	• Full maximum annual cash bonus, prorated to date of termination	903,388
	• Gross-up payment for any excise taxes	1,671,212

	Total	7,861,226

Jeff M. Harris

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	174,601
	• Payment of performance share units at target (contingent on actual performance at end of performance period)	1,214,240
	• Life insurance benefit (in the case of Death)(2)	537,000

	Total	1,925,841

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,984,228
	• Continued coverage under health and welfare benefit plans for two years	21,600
	• Prorated payment of performance share units	675,864

	Total	2,681,692

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target annual cash bonus, paid in lump sum	2,976,342
(Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	32,400
	• Accelerated vesting of stock options	174,601
	• Accelerated payment of performance share units(3)	1,214,240
	• Full maximum annual cash bonus, prorated to date of termination	911,672

	Total	5,309,255

James E. Trevathan

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	174,601
	• Payment of performance share units at target (contingent on actual performance at end of performance period)	1,214,240
	• Life insurance benefit (in the case of Death)(2)	567,000

	Total	1,955,841

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,095,302
	• Continued coverage under benefit plans for two years
	• Health and Welfare Benefit Plans	21,600
	• Deferred Savings Plan Contributions	0
	• 401(k) Contributions	22,050
	• Prorated payment of performance share units	675,864

	Total	2,814,816

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Two times base salary plus target annual cash bonus, paid in lump sum	2,095,302
(Double Trigger)	• Continued coverage under benefit plans for two years
	• Health and Welfare Benefit Plans	21,600
	• Deferred Savings Plan Contributions	0
	• 401(k) Contributions	22,050
	• Accelerated vesting of stock options	174,601
	• Accelerated payment of performance share units(3)	1,214,240
	• Full maximum annual cash bonus, prorated to date of termination	962,706

	Total	4,490,499

Duane C. Woods

Triggering Event	Compensation Component	Payout ($)

Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	174,601
	• Payment of performance share units at target (contingent on actual performance at end of performance period)	1,214,240
	• Life insurance benefit (in the case of Death)(2)	566,000

	Total	1,954,841

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,093,128
	• Continued coverage under health and welfare benefit plans for two years	21,600
	• Prorated payment of performance share units	675,864

	Total	2,790,592

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target annual cash bonus, paid in lump sum	3,139,692
(Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	32,400
	• Accelerated vesting of stock options	174,601
	• Accelerated payment of performance share units(3)	1,214,240
	• Full maximum annual cash bonus, prorated to date of termination	961,708
	• Gross-up payment for any excise taxes	1,976,820

	Total	7,499,461

(1)	Although these provisions were included in certain named executives’ employment agreements prior to 2004, in December 2010, the Board adopted a policy wherein the Company will not enter into any future compensation arrangements that obligate the Company to provide increased payments in the event of death, subject to certain exceptions as discussed in “Compensation Discussion and Analysis — Other Compensation Policies and Practices.”

(2)	The insurance benefit is a payment by an insurance company under the terms of an insurance policy pursuant to Waste Management’s practice to provide all benefits eligible employees with life insurance that pays one times annual base salary upon death.

(3)	The performance share unit award agreements provide that the awards will be accelerated upon a change-in-control regardless of termination of employment. In the event of a change-in-control, the employee would receive a payout of shares of Common Stock calculated on a shortened performance period plus a restricted stock unit award in the successor entity to compensate for the lost opportunity from the date of the change-in-control to the end of the original performance period. If the employee is thereafter terminated within the window period referenced, he would vest in full in the new restricted stock unit award. The payment in the event of acceleration is based on the achievement, as of the date of the change-in-control, of the performance target interpolated back to the date of grant. The performance targets of performance share units are for a three-year average; because the achievement of the interpolated target cannot be determined, we have assumed the interpolated target was the same as the original target and was met as of the date of the change-in-control.

With the exception of the March 9, 2010 stock option awards, all of the named executives’ stock options, other than reload options, have vested in full. In the event of termination for cause, all options are immediately cancelled. Some of our named executive officers have provisions in their employment agreements that give them continued exercisability of stock options in the event of the termination of their employment that is longer than the normal terms contained in the stock option agreements themselves. The employment agreements we entered into with Mr. Steiner and Mr. Simpson give them the ability to exercise all stock options granted before 2004 for (i) two years after termination of employment without cause or for good reason and (ii) three years after termination without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Trevathan’s employment agreement gives him the ability to exercise all stock options granted before 2004 for two years after termination of employment (i) without cause or for good reason or (ii) without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Harris’ and Mr. Wood’s employment agreements do not provide for extended exercisability of their stock options upon termination. The value, if any, of the benefit of continued exercisability to executives is dependent on whether the market value of our Common Stock exceeds the exercise prices of the stock options during the post-termination period of exercisability. The following is a calculation of the potential gain the named executive could have realized if their vested stock options were exercised as of December 31, 2010: Mr. Steiner — $8,166,795; Mr. Simpson — $2,187,026; Mr. Harris — $0; Mr. Trevathan — $3,189,850; and Mr. Woods — $884,280.

Upon Mr. O’Donnell’s departure from the Company on June 30, 2010, he received, or is continuing to receive, the following:

Cash severance payable in lump sum	$1,550,576
Cash severance payable over two years	$1,550,576
Annual cash bonus earned in 2010 prorated to date of termination payable in lump sum in March 2011	$433,638
Value of Company match in Deferral Plan for two years payable in lump sum	$139,552
Value of group long-term disability and group life insurance coverage for two years payable over two years	$13,500
Value of group health and dental coverage for two years payable over two years (or until similar coverage is obtained from a subsequent employer)	$35,055

We are also continuing certain benefits for Mr. O’Donnell, as described below. The payout value shown for the stock components are based on awards and options outstanding, and the closing price of the Company’s Common Stock of $36.87 per share on December 31, 2010.

•	Prorated vesting of performance share units granted in 2009 and 2010 at target (contingent on actual performance at end of performance period)	$1,180,172
•	Continued exercisability of vested options	$2,631,208

Equity Compensation Plan Table

The following table provides information as of December 31, 2010 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

	Number of
	Securities to				Number of
	be Issued Upon				Securities
	Exercise		Weighted-Average		Remaining Available
	of Outstanding		Exercise Price of		for Future Issuance
	Options		Outstanding Options		Under Equity
Plan Category	and Rights		and Rights		Compensation Plans

Equity compensation plans approved by security holders(a)	12,561,093	(b)	$28.95	(c)	15,850,505	(d)
Equity compensation plans not approved by security holders(e)	92,446	(f)	$28.45		0

Total	12,653,539		$28.95		15,850,505

(a)	Includes our 1993 Stock Incentive Plan, 2000 Stock Incentive Plan, 1996 Non-Employee Director’s Plan, 2004 Stock Incentive Plan and 2009 Stock Incentive Plan. Only our 2009 Stock Incentive Plan is available for awards. Also includes our Employee Stock Purchase Plan (ESPP).

(b)	Includes: options outstanding for 9,864,621 shares of Common Stock; 371,118 shares of Common Stock to be issued in connection with deferred compensation obligations; 585,400 shares underlying unvested restricted stock units and up to 1,739,954 shares of Common Stock that may be issued under unearned performance share units. Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the look-back pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(c)	Excludes performance share units and restricted stock units because those awards do not have exercise prices associated with them. Also excludes purchase rights under the ESPP for the reasons described in (b) above.

(d)	The shares remaining available include 14,261,528 shares under our 2009 Stock Incentive Plan and 1,588,977 shares under our ESPP. In determining the number of shares available under the 2009 Stock Incentive Plan, we subtracted the maximum number of shares that may be issued under our performance share units, which is two times the number at target. No additional shares may be issued under any of the other plans approved by stockholders, other than on account of awards already outstanding.

(e)	Includes our 2000 Broad-Based Employee Plan. No awards under the Broad-Based Plan are held by, or may be granted to, any of our directors or executive officers. The Broad-Based Plan allows for the granting of equity awards on such terms and conditions as the MD&C Committee may decide; provided, that the exercise price of options may not be less than 100% of the fair market value of the stock on the date of grant, and all options expire no later than ten years from the date of grant.

(f)	Includes options exercisable for shares of Common Stock.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011, subject to ratification by our stockholders.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2010	2009
	(In millions)

Audit Fees	$5.7	$7.1
Audit-Related Fees	1.3	1.2
Tax Fees	0.0	0.1
All Other Fees	0.0	0.0

Total	$7.0	$8.4

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, work performed to support the Company’s debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation, employee benefit plan audits and financial due diligence services relating to certain potential acquisitions. Tax fees were for tax audit and compliance assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Audit Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2010 and 2009, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 8, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 3 on the Proxy Card)

In accordance with recent legislation, the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as a “say on pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 22 to 35 of this Proxy Statement. The Company has designed its executive compensation program to be supportive of, and align with, the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. Some facts about our executive compensation program that further these goals include:

•	a substantial portion of executive compensation is linked to Company performance, through annual cash performance criteria and long-term incentive programs;

•	performance measures are designed to be challenging, yet achievable, and are recalibrated to maintain directional alignment between pay and performance;

•	performance based awards include threshold, target and maximum payouts correlating to a range of performance, which limits risk-taking behavior;

•	our compensation mix targets approximately 50% of total compensation of our named executives (and approximately 65% in the case of our Chief Executive Officer) to result from long-term equity awards, which aligns executives’ interests with those of stockholders; and

•	performance stock units’ three-year performance period, as well as stock options’ vesting over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year.

Additionally, the following compensation-related policies, each discussed in further detail in the Compensation Discussion and Analysis, evidence the Company’s dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•	the Company has a clawback policy designed to recoup annual cash incentive payments and performance share units when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards;

•	our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company recently adopted a new policy that prohibits the Company from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

The Board and the MD&C Committee believe that the Company’s executive compensation program effectively achieved its objectives and helped the Company overcome a challenging business environment in 2010 to achieve strong performance. Accordingly, the Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

Because the vote is advisory, it will not be binding upon the Board or the MD&C Committee and neither the Board nor the MD&C Committee will be required to take any action as a result of the outcome of the vote on this proposal. The MD&C Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

ADVISORY VOTE ON FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Item 4 on the Proxy Card)

In accordance with recent legislation, the Company is providing stockholders with an advisory (non-binding) vote on whether future “say on pay” advisory votes, similar to the prior proposal, should occur every year, every two years or every three years.

The Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate interval. Conducting an advisory vote on executive compensation every year will enhance stockholder communication and provide the Company with regular feedback on its executive compensation practices and philosophy. Accordingly, our Board recommends you vote for a one-year interval for the advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Because the vote is advisory, it will not be binding upon the Board or the MD&C Committee. However, the MD&C Committee will carefully consider the outcome of the vote when deciding how often to conduct future stockholder advisory votes on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED
BY-LAWS REGARDING SPECIAL STOCKHOLDER MEETINGS
(Item 5 on the Proxy Card)

The Board is proposing, for approval by the Company’s stockholders, an amendment to Article II, Section 2.4 of the Company’s Amended and Restated By-laws to add a right permitting record holders who have held at least a twenty-five percent (25%) net long position in the outstanding Common Stock of the Company for at least one year to call a special meeting of stockholders. Currently, only the Chairman of the Board, the Chief Executive Officer or the majority of the Board may call a special meeting of the Company’s stockholders.

The Board believes that establishing an ownership threshold of 25% in order to request a special meeting strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could trigger a special meeting and the resulting financial expense and disruption to the Company’s business of holding a special meeting. The Board believes special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot wait until the next annual meeting. For every special meeting of stockholders, the Company is required to provide each holder of its Common Stock a notice and proxy materials, which results in significant legal, printing and mailing expenses, as well as other costs normally associated with holding a meeting of stockholders. Additionally, preparing for stockholder meetings requires significant attention of the Company’s directors, officers and employees, diverting their attention away from performing their primary function, which is to operate the Company’s business in the best interests of the stockholders. Establishing a 25% threshold for the right of stockholders to call a special meeting would provide stockholders a meaningful ability to request that the Board call a special meeting, while helping protect against these concerns. The requirement that stockholders requesting a special meeting must have held a net long position in the Company’s Common Stock for at least one year ensures that stockholders seeking to exercise the right have a true economic interest in the Company. Further, the proposed amendment contains various exceptions and timing mechanisms that are intended to avoid the cost and distraction that would result from multiple stockholder meetings being held in a short time period.

Our Board is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. In addition to the proposed amendment to allow stockholders to call a special meeting, our stockholders have the ability to act by written consent. We also provide significant opportunity for our stockholders to raise matters at our annual meetings. Institutional Shareholder Services, Inc. has rated our shareholder rights practices as a “low concern,” which is its lowest rating. The Corporate Library has assigned our Board a “Low” Corporate Governance Risk Assessment, indicating that our Company’s governance practices are not a cause for concern.

In light of our Board’s continuing commitment to ensuring effective corporate governance and the other reasons outlined in this proposal, our Board believes the proposed amendment to our By-laws is reasonable, appropriate and in the best interests of the Company and the stockholders. Under the Company’s governing documents, the Board or the Company’s stockholders may amend our By-laws. Consequently, the special meeting By-law amendment may, in the future, be further amended, modified or repealed.

The complete text of the proposed amendment, including the requirements and procedures for calling a special meeting of stockholders, is set forth in Appendix A.

Approval of this proposal requires the affirmative vote of the holders of a majority of stock having voting power present or represented by proxy at the meeting. An abstention will have the effect of a vote against the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED BY-LAWS REGARDING SPECIAL STOCKHOLDER MEETINGS.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

Appendix A

RELATED TO ITEM 5: PROPOSAL TO AMEND THE COMPANY’S
AMENDED AND RESTATED BY-LAWS
REGARDING SPECIAL STOCKHOLDER MEETINGS

THE BOARD PROPOSES THAT SECTION 2.4 OF THE COMPANY’S AMENDED AND RESTATED BY-LAWS BE DELETED AND REPLACED WITH THE FOLLOWING:

Section 2.4  Special Meetings.

(a) General. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the General Corporation Law of the State of Delaware, may be called by the Chairman of the Board (if any), the Chief Executive Officer, or by written order of a majority of the Board of Directors (each, a “Special Meeting Request”). A special meeting of stockholders shall be called by the Secretary upon the written request of the record holders having an aggregate “net long position” of at least twenty-five percent (25%) of the outstanding common stock of the Corporation, and having held such “net long position” continuously for at least one year, as of the date of such request (the “Requisite Percent”), subject to Subsection (b) of this Section 2.4 (a “Stockholder Requested Special Meeting”). “Net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, provided that (x) for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and all dates in the one-year period prior thereto, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s common stock on the New York Stock Exchange on such corresponding date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at the Special Meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of this Article and related provisions of these by-laws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Corporation and the stockholders.

(b) Stockholder Requested Special Meetings. In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Stockholder Special Meeting Request,” and collectively, the “Stockholder Special Meeting Requests”) must be signed by the Requisite Percent of record holders (or their duly authorized agents) and must be delivered to the Secretary. The Stockholder Special Meeting Request(s) shall be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested. Each Stockholder Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the Stockholder Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s stock ledger, of each stockholder signing such request (or on whose behalf the Stockholder Special Meeting Request is signed), (B) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially by each such stockholder and (C) include documentary evidence of such stockholder’s record and beneficial ownership of such stock, (iv) set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (v) contain the information required by Section 2.13 of these by-laws. Any requesting stockholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation, and if, following such revocation, there are un-revoked requests from stockholders holding in the

A-1

aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the special meeting.

(c) Calling of a Special Meeting. Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of stockholders if (i) the Board of Directors calls an annual or special meeting of stockholders to be held not later than sixty (60) days after the date on which a valid Special Meeting Request or Stockholder Special Meeting Request(s) has been delivered to the Secretary (the “Delivery Date”); or (ii) the Special Meeting Request or the Stockholder Special Meeting Request(s) (A) is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the party requesting the special meeting under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Section 2.4.

(d) Holding a Special Meeting. Except as provided in the next sentence, any special meeting shall be held at such date and time as may be fixed by the Board of Directors in accordance with these by-laws and the General Corporation Law of the State of Delaware. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Section 2.12 of these by-laws; provided further that, if the Board of Directors fails to designate, within ten (10) days after the Delivery Date, a date and time for a Stockholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the 60th day after the Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder Requested Special Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the Corporation’s principal executive offices. In fixing a date and time for any Stockholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(e) Business Transacted at a Special Meeting. Business to be transacted at a special meeting may only be brought before the meeting pursuant to the Corporation’s notice of meeting. Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Stockholder Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any Stockholder Requested Special Meeting.

A-2

WASTE MANAGEMENT, INC. 1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31235-P05516 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WASTE MANAGEMENT, INC. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3: 1. Election of Directors For Against Abstain Nominees: 1a. Pastora San Juan Cafferty 0 0 0 1b. Frank M. Clark, Jr. 0 0 0 1c. Patrick W. Gross 0 0 0 1d. John C. Pope 0 0 0 1e. W. Robert Reum 0 0 0 1f. Steven G. Rothmeier 0 0 0 1g. David P. Steiner 0 0 0 1h. Thomas H. Weidemeyer 0 0 0 2. Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2011. 0 0 0 3. To approve, by non-binding vote, executive compensation. 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated. 0 The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors in item 1, FOR items 2, 3 and 5 and FOR conducting future advisory votes on executive compensation annually. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain for 1 year: 4. To recommend, by non-binding vote, the frequency 0 0 0 0 of executive compensation votes. The Board of Directors recommends you vote FOR proposal 5: For Against Abstain 5. An amendment to the Company’s By-laws to allow stockholders who have held at least a 25% net long position in our Common Stock for one year to call special stockholder meetings. 0 0 0 NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form10-K for the year ended December 31, 2010 and 2011 Proxy Statement are available at www.wm.com. M31236-P05516 WASTE MANAGEMENT, INC. Annual Meeting of Stockholders — May 13, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 30, 2011, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 13, 2011 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side. Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion. The Voting deadline for plan participants is 11:59 P.M. Eastern Time on May 11, 2011. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)